Exhibit 99.1

News Release

Babcock & Wilcox Introduces 2023 Adjusted EBITDA Target and

Provides Revised 2022 Adjusted EBITDA Target; Sets Third Quarter 2022 Conference Call for Tuesday, November 8, 2022, at 5 p.m. ET

•	Full Year 2023 Adjusted EBITDA target of $100 million to $120 million
•	Full Year 2022 Adjusted EBITDA target reduced, now $70 million to $80 million, primarily due to global supply chain pressures and shortages caused by geopolitical issues and the war in Ukraine
•	Demand remains strong with an expected third quarter ending backlog of $724 million and bookings of $226 million, over 30% improvement in both backlog and bookings compared to third quarter of 2021
•	Fourth Quarter 2022 Adjusted EBITDA target of $25 million to $30 million
•	Third Quarter 2022 earnings call and webcast set for Tuesday, November 8, 2022 at 5 p.m. ET

(AKRON, Ohio – October 27, 2022) – Babcock & Wilcox Enterprises, Inc. ("B&W" or the "Company") (NYSE: BW) today introduced a full year 2023 adjusted EBITDA target and outlook and announced a revised full year 2022 adjusted EBITDA target. Management will discuss financial results for the third quarter ended September 30, 2022 and outlook on a conference call and webcast on Tuesday, November 8, 2022, at 5 p.m. Eastern Time.

Despite near-term macroeconomic and geopolitical headwinds, demand remains elevated, supported by a strong backlog and a robust pipeline of more than $7.5 billion of identified global project opportunities. The Company anticipates that full year 2023 adjusted EBITDA will range from $100 million to $120 million.

“We are seeing strong demand coupled with a significant backlog level. Looking forward, we remain confident in our visibility for new booking opportunities,” said B&W Chairman and Chief Executive Officer Kenneth Young. “This supports our expectations for continued growth in 2023 with our stated target of $100 million to $120 million in adjusted EBITDA.”

Full year 2022 adjusted EBITDA target is now expected to be $70 million to $80 million. This lowered adjustment reflects the delay of revenue recognition on certain projects, primarily due to global supply chain pressures and shortages caused by geopolitical issues and the war in Ukraine. The Company expects a stronger fourth quarter with adjusted EBITDA of $25 million to $30 million.

“While we continue to work relentlessly to mitigate the current market challenges that impacted our near-term expectations, we are seeing signs of recovery across all our segments,” Young continued. “Importantly, our revised target is not due to project performance-related issues but primarily the impact of the timing of projects, parts and services due to supply chain headwinds that impact our customers as well as B&W, thus deferring the expected timing of our revenue recognition. Domestically, we are seeing strong recovery towards a normalized trend in our Parts and Services business. We are also seeing signs of recovery from some of the global supply chain challenges affecting B&W and our customers.”

B&W Chairman and Chief Executive Officer, Kenneth Young, and B&W Chief Financial Officer, Louis Salamone, will discuss the Company’s third quarter 2022 results on Tuesday, November 8, 2022. A news release detailing the results is expected to be issued after the market closes the day of the conference call and webcast.

The listen-only audio of the conference call will be broadcast live via the Internet on B&W’s Investor Relations site. The dial-in number for participants in the U.S. is (844) 200-6205; the dial-in number for participants in Canada is (833) 950-0062; the dial-in number for participants in all other locations is (929) 526-1599. The conference ID for all participants is 544177. A replay of this conference call will remain accessible in the investor relations section of the Company’s website for a limited time.

A reconciliation of adjusted EBITDA targets to the most comparable GAAP targets is not available without unreasonable efforts.

About Babcock & Wilcox

Headquartered in Akron, Ohio, Babcock & Wilcox Enterprises, Inc. is a leader in energy and environmental products and services for power and industrial markets worldwide. Follow us on LinkedIn and learn more at babcock.com.

Forward-Looking Statements

B&W cautions that this release contains forward-looking statements, including, without limitation, statements relating to the expected and potential impact of macroeconomic and geopolitical headwinds, expected demand for our products and projected backlog and project pipeline, the highly competitive nature of the Company’s businesses and ability to win work, including identified project opportunities in the pipeline, general economic and business conditions, including changes in interest rates and currency exchange rates, cancellations of and adjustments to backlog and the resulting impact from using backlog as an indicator of future earnings, the potential impact of booking delays, global supply chain pressures, rising inflation rates, currency volatility, the ongoing war in Ukraine and the resulting economic instability and the Company’s ability to perform contracts on time and on budget, in accordance with the schedules and terms established by the applicable contracts with customers . These forward-looking statements are based on management’s current expectations and involve a number of risks and uncertainties. For a more complete discussion of these risk factors, see our filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K. If one or more of these risks or other risks materialize, actual results may vary materially from those expressed. We caution readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and we undertake no obligation to update or revise any forward-looking statement, except to the extent required by applicable law.

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Investor Contact:	Media Contact:
Investor Relations	Ryan Cornell
Babcock & Wilcox	Public Relations
704.625.4944	Babcock & Wilcox
investors@babcock.com	330.860.1345
rscornell@babcock.com